Exhibit 99.1

         Vermont Pure Holdings, Ltd. Announces First Quarter Results

    WILLISTON, Vt., March 16 /PRNewswire-FirstCall/-- Vermont Pure Holdings, Ltd. (Amex: VPS) today announced financial results for the first quarter of its fiscal year 2004 and that it is filing these results today on Form 10-Q with the Securities and Exchange Commission.

    Total sales for the quarter increased 12% to $16.9 million from $15.1 million for the comparable period a year ago. Sales of Home and Office products increased 4% to $12 million in the first quarter of fiscal year 2004 from $11.5 million in the first quarter of 2003. Sales of the Company's retail products increased 26% in the first quarter of fiscal year 2004 to $4 million from $3.2 million in the same period a year ago.

    The net loss for the first quarter of 2004 was $257,000, or $(.01) per share, compared to net income of $107,000, or $.01 per share for the first quarter of 2003.

    Earnings before interest, taxes, depreciation, and amortization totaled $2.2 million for the first quarter in 2004, a decrease from $2.5 million for the same period in 2003.

    On March 2, 2004, the Company announced that it sold substantially all of the assets and certain liabilities of its retail segments. More information concerning this transaction, including pro forma financial information, is included in our report on Form 10-Q for the first quarter and in the additional information we filed to accompany the Proxy Statement relating to our 2004 annual meeting that was filed on March 2, 2004.

    The Company will hold a conference call to discuss first quarter financial results as well as the recent sale of its retail bottling assets today at
11:00 AM (Eastern Time) and run approximately one hour.   The conference can
be attended by telephone by dialing 800-540-0559 in the U.S. and 785-832-1523 outside the U.S. The conference ID is VPHL. The call can be accessed live via the Internet at www.companyboardroom.com. The call also will be available for replay until midnight on March 19, 2004 by dialing 877-693-4281 in the U.S. and 402-220-1602 outside the U.S. The call will be available over the Internet for a period of 90 days after the call. This web-cast can be accessed through the Company's website, www.vermontpure.com on the investor relations page as well as the web address listed above.

    Vermont Pure Holdings, LTD., located in Williston Vermont, is a bottler and distributor of natural spring water under the Vermont Pure(R) and Hidden
Spring(R) brands.   It also markets purified with minerals added bottled water through the Crystal Rock(R) brand. The Company's primary businesses are the marketing of these brands throughout New England and New York. The Company is currently executing a growth strategy through expansion of the home and office customer base, acquisitions, and consolidation of regional home and office bottled water and coffee distributors. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.



                          VERMONT PURE HOLDINGS, LTD
                            Results of Operations

                                                         (Unaudited)
                                                      Three Months Ended:
                                                 January 31,    January 31,
                                                        2004           2003

    (000's $)

    Sales                                            $16,895        $15,077

    Income from Operations                              $736         $1,266

    Net (Loss) Income                                 ($257)           $107
    Add Back:
    Interest                                          $1,014         $1,087
    Taxes                                              ($24)            $76
    Depreciation                                      $1,387         $1,239
    Amortization                                         $73            $36
    *EBITDA                                           $2,193         $2,545


    Basic Net Earnings (Loss) per Share              ($0.01)          $0.01
    Diluted Net Earnings (Loss) per Share            ($0.01)          $0.00

    Basic Wgt. Avg. Shares Out. (000's)               21,445         21,148
    Diluted Wgt Avg. Shares Out. (000's)              21,445         21,973


    * Earnings Before Interest, Taxes, Depreciation and Amortization


    Contact:
     Tim Fallon, CEO, or Peter Baker, President
     860-945-0661 Ext. 3001

     Eugene Malone, Corporate Investors Network
     888-377-9777, Fax: 201-670-6460


SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             03/16/2004
    /CONTACT: Tim Fallon, CEO, or Peter Baker, President, of Vermont Pure, +1-860-945-0661 Ext. 3001; or Eugene Malone, Corporate Investors Network, +1-888-377-9777/
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020311/VPSLOGO
                  AP Archive:  http://photoarchive.ap.org
                  PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.vermontpure.com/
    (VPS)

CO:  Vermont Pure Holdings, Ltd.
ST:  Vermont
IN:  REA FOD
SU:  ERN CCA